EXHIBIT 10.1

EXECUTION COPY

$400,000,000

5-YEAR CREDIT AGREEMENT

among

ASPEN INSURANCE HOLDINGS LIMITED,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

THE BANK OF NEW YORK,
as Collateral Agent,

BANK OF AMERICA, N.A.

and

CALYON, NEW YORK BRANCH,
as Co-Syndication Agents,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Co-Documentation Agents,

and

BARCLAYS BANK PLC,
as Administrative Agent

Dated as of August 2, 2005

BARCLAYS CAPITAL, as Sole Lead Arranger and Bookrunner

i

4.9 Taxes	29
4.10 Federal Regulations	29
4.11 ERISA	29
4.12 Investment Company Act	29
4.13 Subsidiaries	29
4.14 Use of Proceeds	29
4.15 Environmental Matters	29
4.16 Accuracy of Information, etc	30

SECTION 5. CONDITIONS PRECEDENT	30

5.1 Conditions to Initial Extensions of Credit	30
5.2 Conditions to Each Extension of Credit	31
5.3 Conditions for Additional Subsidiary Borrowers	31

SECTION 6. AFFIRMATIVE COVENANTS	32

6.1 Financial Statements	32
6.2 Certificates; Other Information	33
6.3 Payment of Obligations	33
6.4 Maintenance of Existence; Compliance	33
6.5 Maintenance of Property; Insurance	33
6.6 Inspection of Property; Books and Records; Discussions	34
6.7 Notices	34
6.8 Environmental Laws	34
6.9 Hybrid Capital	34

SECTION 7. NEGATIVE COVENANTS	34

7.1 Financial Condition Covenants	34
7.2 Indebtedness	34
7.3 Disposition of Property	35
7.4 Restricted Payments	36
7.5 Investments	36
7.6 Liens	36
7.7 Clauses Restricting Subsidiary Distributions	38
7.8 Business	38
7.9 Rating	38
7.10 Consolidations, Amalgamations, Mergers and Liquidations	38

SECTION 8. EVENTS OF DEFAULT	38

SECTION 9. THE AGENTS	41

9.1 Appointment	41
9.2 Delegation of Duties	41
9.3 Exculpatory Provisions	41
9.4 Reliance	41
9.5 Notice of Default	42
9.6 Non-Reliance on Agents and Other Lenders	43

9.7 Indemnification	43
9.8 Agent in Its Individual Capacity	44
9.9 Successor Administrative Agent and Collateral Agent	44
9.10 Security Document Matters	45
9.11 Other Agents	45

SECTION 10. GUARANTEE	45

10.1 Guarantee	45
10.2 No Subrogation	45
10.3 Amendments, etc. with respect to the Obligations	46
10.4 Guarantee Absolute and Unconditional	46
10.5 Reinstatement	47
10.6 Payments	47
10.7 Independent Obligations	47

SECTION 11. MISCELLANEOUS	47

11.1 Amendments and Waivers	47
11.2 Notices	48
11.3 No Waiver; Cumulative Remedies	49
11.4 Survival of Representations and Warranties	49
11.5 Payment of Expenses and Taxes	49
11.6 Successors and Assigns; Participations and Assignments	50
11.7 Adjustments	52
11.8 Set-off	52
11.9 Counterparts	53
11.10 Severability	53
11.11 Integration	53
11.12 Governing Law	53
11.13 Submission To Jurisdiction; Waivers	53
11.14 Releases of Liens	54
11.15 Confidentiality	54
11.16 Several Obligations of Borrowers; Company as Agent of Borrowers	55
11.17 Termination of Terminating Credit Agreements	55
11.18 Waivers of Jury Trial	55
11.19 USA Patriot Act	55

ANNEX:

A Pricing Grid

SCHEDULES:

1.1 Commitments
4.4 Consents, Authorizations, Filings and Notices
4.13 Subsidiaries
7.2(b)(iv) Existing Indebtedness
7.6 Existing Liens

EXHIBITS:

A Form of Security Agreement
B Form of Compliance Certificate
C-1 Form of Closing Certificate of the Company
C-2 Form of Closing Certificate of each Subsidiary Borrower
D Form of Assignment and Assumption
E-1 Form of Legal Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
E-2 Form of Legal Opinion of Appleby, Spurling & Hunter
E-3 Form of Legal Opinion of Simpson Thacher & Bartlett LLP
F Form of Exemption Certificate
G Form of Company Note
H Form of Subsidiary Borrower Note
I Form of Notice of Conversion/Continuation
J Form of Subsidiary Borrower Agreement
K Form of Commitment Increase Supplement
L Form of New Lender Supplement
M Form of Account Control Agreement

CREDIT AGREEMENT (this "Agreement"), dated as of August 2, 2005, among ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda exempted limited liability company (the "Company"), the Subsidiary Borrowers (as defined below; together with the Company, collectively, the "Borrowers" and individually, a "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BANK OF AMERICA, N.A. and CALYON, NEW YORK BRANCH, as co-syndication agents (in such capacities, each a "Co-Syndication Agent"), CREDIT SUISSE, CAYMAN ISLANDS BRANCH and DEUTSCHE BANK AG, NEW YORK BRANCH, as co-documentation agents (in such capacities, each a "Co-Documentation Agent"), THE BANK OF NEW YORK, as collateral agent, and BARCLAYS BANK PLC, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1 Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

"ABR":    for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Barclays Bank PLC in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"ABR Loans":    Loans the rate of interest applicable to which is based upon the ABR.

"Account Control Agreement":    the Account Control Agreement, to be entered into among The Bank of New York, as custodian, the Grantors (as defined in the Security Agreement) from time to time party thereto and the Collateral Agent in substantially the form of Exhibit M.

"Adjustment Date":    as defined in Annex A.

"Administrative Agent":    Barclays Bank PLC, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

"Advance Rate":    for any category of cash or obligation or investment specified below in the column entitled "Cash and Eligible Securities" (other than cash, the "Eligible Securities"), the percentage set forth opposite such category of cash or Eligible Securities below in the column entitled "Advance Rate" and, in each case, subject to the original term to maturity criteria set forth therein:

Cash and Eligible Securities:	Advance Rate:
Cash:
U.S. Dollars in immediately available funds.	100%
Time Deposits, CDs and Money Market Deposits:
Time deposits, certificates of deposit and money market deposits of any commercial bank incorporated in the United States with a rating of at least (i) AA- from S&P and (ii) Aa3 from Moody's and maturing within two years from the date of acquisition.	90%

Cash and Eligible Securities:	Advance Rate:
U.S. Government Securities:
Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof).	With maturities from the date of acquisition of (x) two years or less, 95%, (y) more than two years and less than 10 years, 90% and (z) more than 10 years, 85%.
Agency Mortgage Backed Securities:
(i) Single-class mortgage participation certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); (ii) single-class mortgage pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); and (iii) single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); provided that any such securities are rated at least (i) AA from S&P and (ii) Aa2 from Moody's.	With maturities from the date of acquisition of (x) two years or less, 95%, (y) more than two years and less than 10 years, 90% and (z) more than 10 years, 85%.
Investment Grade Nonconvertible Corporate Bonds Level I:
Nonconvertible corporate bonds that are publicly traded on a nationally recognized exchange, eligible to be settled by the Depository Trust Company ("DTC") and rated at least (i) AA- from S&P and (ii) Aa3 from Moody's.	With maturities from the date of acquisition of (x) two years or less, 90%, (y) more than two years and less than 10 years, 85%, and (z) more than 10 years (and rated at least AA from S&P and Aa2 from Moody's), 70%.

Cash and Eligible Securities:	Advance Rate:
Investment Grade Nonconvertible Corporate Bonds Level II:
Nonconvertible corporate bonds with maturities from the date of acquisition of 10 years or less that are publicly traded on a nationally recognized exchange, eligible to be settled by DTC and rated at least (i) BBB from S&P and (ii) Baa2 from Moody's, but no higher than (x) A+ from S&P and (y) A1 from Moody's.	80%
Asset-Backed Securities
Asset-backed securities rated at least (i) AAA by S&P and (ii) Aaa by Moody's, provided that (x) such securities are backed by credit card receivables or automobile loans and have a remaining maturity of 10 years or less and (y) asset-backed securities will not constitute Eligible Securities if they are certificated securities that cannot be paid or delivered by book entry (and all asset-backed securities issued by an issuer incorporated in the United States of America must be capable of settlement through DTC).	80%
Agency Debt Securities
Agency debt securities issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Home Loan Bank and the Government National Mortgage Association in each case rated at least (i) A- from S&P and (ii) A3 from Moody's.	With maturities from the date of acquisition of (x) two years or less, 90%, (y) more than two years and less than 10 years, 85% and (z) more than 10 years, 80%.
All other securities	0%

Notwithstanding the foregoing, (A) Eligible Securities shall be limited to securities primarily cleared and settled within the United States, (B) the value of Eligible Securities at any time shall be determined based on the Borrowing Base Report (as defined in the Security Agreement) then most recently prepared by the Collateral Agent, (C) if at any time the securities of any single corporate issuer (or any Affiliate thereof) represent more than 10% of the aggregate value of all cash and Eligible Securities of all Borrowing Bases, the value in excess of 10% shall be excluded from said Borrowing Bases (with such exclusion being allocated on the basis of the respective securities of such single corporate or municipal issuer (or Affiliate thereof) held in the respective Borrowing Bases), and (D) if at any time asset-backed securities of any single issuer represent more than $10,000,000 of the aggregate value of all cash and Eligible Securities of all Borrowing Bases, the value in excess of $10,000,000 shall be excluded from said Borrowing Bases (with such exclusion being allocated on the basis of the respective asset-backed securities held in the respective Borrowing Bases).

"Affiliate":    as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agents":    the collective reference to the Co-Syndication Agents, the Co-Documentation Agents, the Administrative Agent and the Collateral Agent.

"Aggregate Exposure":    with respect to any Lender at any time, an amount equal to the amount of such Lender's Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender's Extensions of Credit then outstanding.

"Aggregate Exposure Percentage":    with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

"Agreement":    as defined in the preamble hereto.

"Applicable Margin":    the rate per annum set forth under the relevant column heading in Annex A (subject, however, in the case of the utilization of such term in Section 3.3(a), to the matters set forth in the second paragraph of Annex A).

"Application":    an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

"Approved Fund":    as defined in Section 11.6(b).

"Assignee":    as defined in Section 11.6(b).

"Assignment and Assumption":    an Assignment and Assumption, substantially in the form of Exhibit D.

"Available Commitment":    as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment then in effect over (b) such Lender's Extensions of Credit then outstanding.

"Benefitted Lender":    as defined in Section 11.7.

"Bermuda Companies Law":    The Companies Act of 1981 of Bermuda, as amended, and the regulations promulgated thereunder.

"Bermuda Insurance Law":    The Insurance Act of 1978 of Bermuda, as amended, and the regulations promulgated thereunder.

"Board":    the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrowers":    as defined in the preamble hereto; provided, however, that if at any time the Company shall, in accordance with Section 11.1, be released from its obligations under Section 10 with respect to any Subsidiary which is, prior to such release, a Borrower, such Subsidiary, after such release, shall cease to be a Borrower.

"Borrowing Base":    at any time, and in respect of each Borrower, the aggregate amount of cash and Eligible Securities held in the Collateral Accounts applicable to such Borrower under the Security Agreement at such time multiplied in each case by the respective Advance Rates for cash and such Eligible Securities; provided that (a) all cash and Eligible Securities in respect of any Borrowing Base shall only be included in such Borrowing Base to the extent same are subject to a first priority perfected security interest in favor of the Collateral Agent pursuant to the Security Documents and (b) Eligible Securities which are subject to a securities lending arrangement shall not be included in a Borrowing Base; provided, further, that the Borrowing Base in respect of any Borrower at any time shall be the amount thereof as set forth in the Borrowing Base Report (as defined in the Security Agreement) then most recently delivered by the Collateral Agent to the Administrative Agent pursuant to Section 6.01(a) of the Security Agreement.

"Borrowing Date":    any Business Day specified by the Company as a date on which the Company requests the relevant Lenders to make Loans hereunder.

"Business Day":    a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London or, for purposes of Section 2.5(b) only, Bermuda, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

"Capital Lease Obligations":    as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

"Capital Stock":    any and all shares, interests, participations or other equivalents (however designated) of capital stock (including Hybrid Capital) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Equivalents":    (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least 'A-1' by Standard & Poor's Ratings Services ("S&P") or 'P-1' by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least 'A' by S&P or 'A' by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated 'AAA' by S&P and 'Aaa' by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

"Change of Control":    any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than the Company or any Subsidiary), shall become, or obtain rights (whether by means or warrants, options or otherwise (other than any such warrants, options or other rights which are not exercisable prior to the Termination Date)) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of shares of Capital Stock representing more than 50% of the total voting power of any Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) of the board of directors of the Company by Persons who are neither (x) the directors of the Company on the Closing Date nor (y) nominated by the board of directors of the Company nor (z) appointed by directors so nominated.

"Closing Date":    the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is August 2, 2005.

"Code":    the Internal Revenue Code of 1986, as amended from time to time.

"Collateral":    as defined in the Security Agreement.

"Collateral Account":    as defined in the Security Agreement.

"Collateral Agent":    as defined in the Security Agreement.

"Commitment":    as to any Lender, the obligation of such Lender to make Loans and issue or participate in Letters of Credit during the Commitment Period in an aggregate principal and/or face amount not to exceed, at any one time outstanding, the amount set forth under the heading "Commitment" opposite such Lender's name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments is $400,000,000.

"Commitment Fee":    as defined in Section 2.3(a).

"Commitment Fee Rate":    the rate per annum set forth under the relevant column heading in Annex A.

"Commitment Increase Supplement":    a supplement to this Agreement substantially in the form of Exhibit K.

"Commitment Percentage":    as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Extensions of Credit, the Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis.

"Commitment Period":    the period from and including the Closing Date to but excluding the Termination Date.

"Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Company or any Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes the Company or any Subsidiary and that is treated as a single employer under Section 414 of the Code.

"Company": as defined in the preamble hereto.

"Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

"Computation Period": as defined in Section 2.3(a).

"Confidential Information Memorandum": the Confidential Information Memorandum dated June 2005 and furnished to certain Lenders.

"Consolidated Leverage Ratio": as of the last day of any fiscal quarter (expressed as a percentage), Consolidated Total Debt, divided by the sum of (i) Consolidated Total Debt and (ii) Consolidated Tangible Net Worth.

"Consolidated Net Income": for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Tangible Net Worth": of the Company at any date, the consolidated stockholders' equity (including Hybrid Capital) of the Company and its Subsidiaries less their consolidated intangible assets, all determined on a consolidated basis as of such date in accordance with GAAP.

"Consolidated Total Debt": at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Total Debt the then aggregate undrawn face amount of all then outstanding letters of credit issued on behalf of the Company and/or any of its Subsidiaries (but the aggregate amount of drawings under such letters of credit that have not then been reimbursed shall not be so excluded). For the avoidance of doubt, Consolidated Total Debt shall not include Hybrid Capital.

"Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Co-Documentation Agents": as defined in the preamble hereto.

"Co-Syndication Agents": as defined in the preamble hereto.

"Custodian": as defined in the Security Agreement.

"Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Dollar Amount": at any time (a) as to any amount in Dollars, such amount and (b) as to any amount in Pounds Sterling, the then Dollar Equivalent thereof.

"Dollar Equivalent": with respect to any amount of Pounds Sterling on any date, the equivalent amount in Dollars of such amount of Pounds Sterling as determined by the Administrative Agent in accordance with Section 1.3 using the applicable Exchange Rate.

"Dollars" and "$": dollars in lawful currency of the United States.

"Domestic Subsidiary": any Subsidiary organized under the laws of any jurisdiction within the United States.

"Eligible Securities": as provided in the definition of the term Advance Rate.

"Environmental Laws": any and all applicable foreign, Federal, state, local or municipal laws, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability relating to (a) pollution or protection of the environment, (b) exposure of Person to hazardous emissions or releases of Hazardous Materials, (c) protection of the public health or welfare from the effects of products; by-products, emissions or releases of Hazardous Materials and (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

"Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

"Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

"Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirements

"Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

"Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Exchange Rate": on any day, with respect to Pounds Sterling, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Reuters World Currency Page for Pounds Sterling. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of Pounds Sterling are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

"Excluded Taxes": means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient (each of the foregoing, a "Recipient") of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the net income of such Recipient by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed on such Recipient by the United States of America or any similar tax imposed on such Recipient by any other jurisdiction in which such Borrower is located or (c) any U.S. and United Kingdom withholding tax that is in effect and would apply to amounts payable to (i) a Lender (other than a Lender on the Closing Date) at the time such Lender becomes a party to this Agreement, (ii) any Lender at the time such Lender designates a new lending office, except to the extent such Lender (or its Assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to withholding tax pursuant to Section 2.13(a) subject to the Borrower's rights under Section 2.15 and Section 2.16 or (iii) any Person at the time such Person becomes a Participant as specified in Section 11.6 (except to the extent provided for in section 11.6(c)(ii)).

"Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding, (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

"Federal Funds Effective Rate": for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

"Fee Payment Date": (a) the third Business Day following the last day of each March, June, September and December after the Closing Date and (b) the last day of the Commitment Period.

"Foreign Borrower": the Company and any Subsidiary Borrower that is not a Domestic Subsidiary.

"Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time and set forth in any rule, regulation, opinion or pronouncement of the Accounting Principles Board and the American Institute of Certified Public Accountants and any rule, regulation, opinion or pronouncement of the Financial Accounting Standards Board (or agencies with similar functions of comparables stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners, the U.K. Financial Services Authority and the Bermuda Monetary Authority).

"Group Members": the collective reference to the Company and its respective Subsidiaries.

"Guarantee Obligation": as to any Person (the "guarantor"), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guarantor that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guarantor, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Indebtedness or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay Indebtedness or other obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of any such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business or (b) obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which are entered into in the ordinary course of business. The amount of any Guarantee Obligation of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made as such amount may be reduced from time to time and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, as such amount may be reduced from time to time unless such Indebtedness and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guarantor's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"Hazardous Materials": all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

"Hybrid Capital": at any time, all subordinated securities, instruments or other obligations issued by the Company to the extent that such securities, instruments or other obligations (i) are then accorded equity treatment by S&P and (ii) mature no earlier than the date which is six months after the Termination Date.

"Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person

(even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) net obligations of such Person under any Swap Contract, (i) any other instruments or obligations of such Person to the extent that such instruments or obligations are then classified as indebtedness by S&P, (j) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above, (k) all obligations of the kind referred to in clauses (a) through (j) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (l) Indebtedness of any partnership in which such Person is a general partner to the extent that applicable law requires that such Person is liable for such Indebtedness unless the terms of such Indebtedness expressly provide that such Person is not so liable. The amount of any net obligation under any Swap contract on any date shall be deemed to be the Swap Termination Value as of such date. For the avoidance of doubt, Indebtedness shall not include the obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which is entered into in the ordinary course of business.

"Information": as defined in Section 11.15.

"Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent": pertaining to a condition of Insolvency.

"Insurance Subsidiary": a Subsidiary of the Company engaged in the insurance and/or reinsurance underwriting business.

"Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

"Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Company may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

"Issuing Lender": as the context may require, (a) Barclays Bank PLC (or any Affiliate thereof) with respect to Letters of Credit issued by it or (b) any other Lender (or any affiliate thereof) that becomes an Issuing Lender pursuant to Section 3.9, with respect to Letters of Credit issued by it.

"L/C Obligations": at any time, an amount equal to the sum of (a) the then aggregate Secured L/C Obligations of all Borrowers and (b) the then Unsecured L/C Obligations.

"L/C Participants": the collective reference to all the Lenders other than the applicable Issuing Lender.

"Lenders": as defined in the preamble hereto.

"Letters of Credit": as defined in Section 3.1(a).

"Lien": any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including the interest of a vendor or lessor in any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

"Loan": any loan made by any Lender pursuant to this Agreement.

"Loan Documents": this Agreement, the Security Documents, the Notes, any other documents or instruments executed or delivered in connection herewith or therewith and any amendment, waiver, supplement or other modification to any of the foregoing.

"Material Adverse Effect": a material adverse effect on (a) the business, assets, liabilities, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

"Material Subsidiary": at any time, (i) any Subsidiary (x) the total consolidated assets or total consolidated revenues of which and its Subsidiaries exceed 10% of the total consolidated assets or gross consolidated revenues, respectively, of the Company and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed fiscal quarter of the Company for which financial statements shall have been delivered to the Lenders as described in Section 4.1 or pursuant to Section 6.1 and/or (y) the net assets of which exceed $100,000,000 at the end of the then most recently completed fiscal quarter of the Company for which financial statements shall have been delivered to the Lenders as described in Section 4.1 or pursuant to Section 6.1 (accounting terms used in this definition have the meanings given to them under GAAP), (ii) Aspen Specialty Insurance Company and (iii) Aspen U.S. Holdings, Inc.

"Moody's": Moody's Investors Service, Inc. and its successors.

"Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds": in connection with any issuance or sale of Capital Stock by the Company, the cash proceeds received from such issuance or sale, net of attorneys' fees and disbursements, investment banking fees and disbursements, accountants' fees and disbursements, underwriting fees, discounts and commissions, printing expenses, any governmental or exchange fees incurred (or reasonably expected to be incurred) and other customary fees and expenses actually incurred in connection therewith.

"New Lender": any bank, financial institution or other entity that becomes a "Lender" hereunder pursuant to Section 2.1(b).

"New Lender Supplement": a supplement to this Agreement substantially in the form of Exhibit L.

"Non-Excluded Taxes": as defined in Section 2.13(a).

"Non-U.S. Lender": as defined in Section 2.13(e).

"Notes": the collective reference to any promissory note evidencing Loans, substantially in the form of Exhibit G or Exhibit H, as the case may be.

"Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including the obligations of the Company pursuant to Section 10), any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses or otherwise (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto).

"Other Insurance Product": any specialty insurance or reinsurance product such as contingency reinsurance and structured risks.

"Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant": as defined in Section 11.6.

"Patriot Act": the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA responsible for contributing to or under or having any liability in respect of an employee benefit plan or Multiemployer Plan.

"Pounds Sterling" or "£": the lawful money of the United Kingdom.

"Pricing Grid": the first table set forth on Annex A (subject to modification in certain circumstances by the second paragraph of Annex A).

"Primary Policy": any insurance policy issued by an Insurance Subsidiary.

"Private Act": separate legislation enacted in Bermuda with the intention that such legislation applies specifically to a Borrower or a Subsidiary in whole or in part.

"Projections": as defined in Section 4.16.

"Properties": as defined in Section 4.15(d).

"Register": as defined in Section 11.6.

"Regulation D": Regulation D of the Board as in effect from time to time.

"Regulation U": Regulation U of the Board as in effect from time to time.

"Reimbursement Obligation": the obligation of the applicable Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

"Reinsurance Agreement": any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

"Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections ..27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

"Required Lenders": at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Extensions of Credit then outstanding.

"Requirement of Law": as to any Person, the Memorandum of Association or the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer": the chief executive officer, president or chief financial officer or finance director of a Borrower, but in any event, with respect to financial matters, the chief financial officer or the finance director of such Borrower.

"Restricted Payments": as defined in Section 7.4.

"Retrocession Agreement": any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary's liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.

"S&P": Standard & Poor's Ratings Services and its successors.

"SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

"Secured L/C Obligations": of any Borrower at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired amount of the then outstanding Secured Letters of Credit issued on behalf of such Borrower and (b) the then Dollar Amount of the aggregate amount of drawings under Secured Letters of Credit issued on behalf of such Borrower that have not then been reimbursed pursuant to Section 3.5.

"Secured Letter of Credit": any Letter of Credit designated as a "Secured Letter of Credit" by a Borrower in the Application therefor.

"Security Agreement": the Pledge and Security Agreement to be entered into among the Borrowers, the Collateral Agent and the Custodian in substantially the form of Exhibit A.

"Security Documents": (i) the Security Agreement, (ii) the Account Control Agreement, and (iii) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clauses (i) and (ii).

"Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

"Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

"Subsidiary Borrower": each Material Subsidiary of the Company that shall become a Borrower under this Agreement upon satisfaction of the conditions precedent set forth in Section 5.3; provided, however, that if at any time the Company shall, in accordance with Section 11.1, be released from its obligations under Section 10 with respect to any Subsidiary which is, prior to such release, a Subsidiary Borrower, such Subsidiary, after such release, shall cease to be a Subsidiary Borrower.

"Swap Contract": (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value": in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Terminating Credit Agreements": (a) the 364-Day Credit Agreement, dated as of August 26, 2003, among the Company, the Subsidiary Borrowers, the several banks and other financial institutions or entities from time to time parties thereto, Credit Lyonnais New York Branch, as documentation agent, and Barclays Bank PLC, as administrative agent and as collateral agent, as amended, supplemented or otherwise modified or replaced from time to time and (b) the 3-Year Credit Agreement, dated as of August 26, 2003, among the Company, the Subsidiary Borrowers, the several banks and other financial institutions or entities from time to time parties thereto, Credit Lyonnais New York Branch, as documentation agent, and Barclays Bank PLC, as administrative agent and as collateral agent, as amended, supplemented or otherwise modified or replaced from time to time.

"Termination Date": August 2, 2010.

"Total Commitments": at any time, the aggregate amount of the Commitments then in effect.

"Total Extensions of Credit": at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

"Total Loans": at any time, the aggregate principal amount of the Loans outstanding at such time.

"Transferee": any Assignee or Participant.

"Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

"UK Insurance Subsidiary": Aspen Insurance UK Limited, a company incorporated under the laws of England and Wales with registered number 1184193.

"United States": the United States of America.

"Unsecured L/C Obligations": at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired amount of the then outstanding Unsecured Letters of Credit and (b) the then Dollar Amount of the aggregate amount of drawings under Unsecured Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

"Unsecured Letter of Credit": any Letter of Credit that is not a Secured Letter of Credit.

"Utilization Fee": as defined in Section 2.3.

"Utilization Fee Rate": the rate per annum set forth under the relevant column heading in Annex A.

"Wholly Owned Subsidiary": of any Person, any Subsidiary of such Person to the extent all of the Capital Stock of such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Exchange Rates. For purposes of calculating (a) the aggregate Dollar Equivalent of Letters of Credit denominated in Pounds Sterling and of unreimbursed drawings under Letters of Credit denominated in Pounds Sterling outstanding at any time during any period and (b) the Dollar Equivalent of any Letters of Credit denominated in Pounds Sterling at the time of the issuance of such Letter of Credit pursuant to Section 3.1, the Administrative Agent will at least once during each calendar month and at such other times as it in its sole discretion determines to be appropriate to do so (including on or prior to the date of any borrowing or issuance of a Letter of Credit and the last day of any Interest Period), determine the respective rate of exchange into Dollars of Pounds Sterling (which rate of exchange shall be based upon the Exchange Rate in effect on the date of such determination). Such rates of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments. (b) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, when added to such Lender's Commitment Percentage of the L/C Obligations then outstanding, which does not exceed the amount of such Lender's Commitment. During the Commitment Period the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part, and, reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(b) From time to time during the Commitment Period, at the request of the Borrowers, with the prior written consents of the Administrative Agent and the then Issuing Lenders (which consents shall not be unreasonably withheld or delayed), (i) any one or more existing Lenders may agree that such existing Lender or Lenders shall increase the amount of their Commitment or Commitments by executing and delivering to the Borrowers and the Administrative Agent a Commitment Increase Supplement or Commitment Increase Supplements, as the case may be, and/or (ii) any one or more New Lenders may from time to time during the Commitment Period agree that such New Lender or New Lenders shall establish a new Commitment or Commitments by executing and delivering to the Borrowers and the Administrative Agent a New Lender Supplement or New Lender Supplements, as the case may be. From and after the effective date specified in each New Lender Supplement, the New Lender thereunder shall become a Lender with a Commitment in the amount set forth in such New Lender Supplement and shall have the rights and obligations of a Lender under this Agreement for all purposes and to the same extent as if originally a party hereto. Each New Lender shall deliver to the Administrative Agent an administrative questionnaire. Notwithstanding anything contained in this paragraph to the contrary, without the consent of (x) the Required Lenders, the aggregate amount of incremental Commitments established or increased after the Closing Date pursuant to this paragraph shall not exceed $50,000,000 and (y) the Administrative Agent, each increase in the Total Commitments effected pursuant to this paragraph shall be in a minimum aggregate amount of $10,000,000. No existing Lender shall have any obligation under this Agreement to enter into a Commitment Increase Supplement with the Borrowers.

(c) Upon its receipt of (i) a duly executed Commitment Increase Supplement or a New Lender Supplement, (ii) a certificate of each Borrower attaching the resolutions of the board of directors of such Borrower authorizing the increase in the Commitments in an amount equal to or greater than the amount of such increase in the Commitments effected thereby, and (iii) any written consent thereto required by paragraph (b) of this Section, the Administrative Agent shall accept such Commitment Increase or New Lender Supplement, as the case may be, and record the information contained therein in the Register.

(d) Unless otherwise agreed to by the Administrative Agent, on each date upon which the Total Commitments shall be increased pursuant to this Section, to the extent necessary to rebalance the outstanding Loans pro rata among the Lenders (including any New Lenders) pursuant to their modified Aggregate Exposure Percentages, the Borrowers (i) shall prepay outstanding Loans, if any, which prepayment shall be accompanied by payment of all accrued interest on the amount prepaid and any amounts payable pursuant to Section 2.14 in connection therewith, and (ii) to the extent they determine to do so, reborrow such Loans from the Lenders (including any New Lenders) after giving effect to the new and/or increased Commitments becoming effective on such date, in the case of each of clauses (i) and (ii) above such that, after giving effect thereto, the Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Aggregate Exposure Percentages. Any prepayment and reborrowing pursuant to the preceding sentence shall be effected, to the maximum extent practicable, through the netting of amounts payable between the Borrowers and the respective Lenders.

(e) On the Termination Date, each Borrower shall repay all then outstanding Loans made by the Lenders to such Borrower.

2.2 Procedure for Borrowing. Any Borrower may borrow during the Commitment Period on any Business Day, provided that the Company (on its behalf or on behalf of any such Subsidiary Borrower, as the case may be) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each Lender may, at its option, make any Loan available to any Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Loan in accordance with the terms of this Agreement.

2.3 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender which has a then effective Commitment a commitment fee (a "Commitment Fee") for the period from and including the date hereof to the last day upon which such Lender's Commitment shall have terminated, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period (the "Computation Period") for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Company agrees to pay to the Administrative Agent for the account of each Lender, in arrears on each Fee Payment Date, a utilization fee (a "Utilization Fee") based upon the average daily amount of the outstanding Loans of such Lender at a rate per annum equal to the Utilization Fee Rate when and for as long as the sum of (i) the aggregate outstanding principal amount of the Loans hereunder and (ii) the aggregate Unsecured L/C Obligations equals or exceeds 50% of the Total Commitments.

(c) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d) The Company agrees to pay or reimburse the Collateral Agent for such normal and customary costs and expenses as are incurred or charged by the Collateral Agent in maintaining and administering the Collateral and otherwise performing its obligations under the Loan Documents.

2.4 Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Loans would exceed the Total Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.5 Optional and Mandatory Prepayments. (a) Each Borrower may at any time and from time to time prepay the Loans made by the Lenders to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice delivered by the Company to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid.

Partial prepayments of ABR Loans and Eurodollar Loans for all Borrowers shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b) If, on any date, the aggregate Secured L/C Obligations of any Borrower exceeds the Borrowing Base of such Borrower on such date, such Borrower shall within one Business Day of such date pay or deliver to the Custodian, to be held in accordance with the Security Agreement and the Account Control Agreement, an amount of cash and/or Eligible Securities sufficient to cause the Borrowing Base of such Borrower to be at least equal to the aggregate Secured L/C Obligations of such Borrower.

(c) If, on any date, the Total Extensions of Credit outstanding on such date exceed 102% of the Total Commitments in effect on such date, the Borrowers shall, upon demand by the Administrative Agent, promptly (but in any event, within three Business Days of the date of its receipt of such demand from the Administrative Agent) prepay any then outstanding Loans and/or cash collateralize to the satisfaction of the Administrative Agent any then outstanding Letters of Credit in an aggregate principal and/or face amount such that, after giving effect thereto and treating such cash collateralized Letters of Credit as being not then outstanding, the Total Extensions of Credit do not exceed the Total Commitments. Any amounts prepaid pursuant to this Section 2.5(c) shall be accompanied by interest accrued and unpaid to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.14 in connection therewith.

2.6 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of Exhibit I no later than 10:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default or Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving irrevocable notice to the Administrative Agent, substantially in the form of Exhibit I hereto in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default or Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

2.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(c) (i) So long as any Event of Default shall have occurred and be continuing, the principal amount of all Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any Commitment Fee or Utilization Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case as described in this clause (ii), from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Federal Funds Effective Rate, the interest thereon shall be calculated on the basis of a 365- (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. Upon receipt of such notice, the Borrower may revoke any notice of borrowing, conversion or continuation then submitted by it. If the Borrower does not revoke such notice, then (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans.

2.11 Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the Lenders' respective Commitments, and each payment by any Borrower on account of any Commitment Fee or Utilization Fee shall be distributed by the Administrative Agent pro rata to each Lender according to the respective amounts thereof owing pursuant to Section 2.3(a) or Section 2.3(b), as the case may be.

(b) Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Loans made to it shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrowers.

(e) Unless the Administrative Agent shall have been notified in writing by the Company prior to the date of any payment due to be made by any Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against such Borrower.

2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost (excluding taxes) to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower to which such Loans were made shall pay such Lender any additional amounts necessary to compensate such Lender for such increased cost (excluding taxes) or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on such certificate within 10 Business Days after receipt by the Borrower. Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13 Taxes. (a) All payments made by (or on behalf of) any Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding Excluded Taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, (ii) the Borrower shall deduct or withhold such amounts and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law; provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender's failure to comply with the requirements of paragraph (e) of this Section.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.

(e) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender. To the extent the Borrower is a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "U.S. Borrower"), each Lender (or Transferee) that is not a U.S. Person (a "Non-U.S. Lender") shall deliver to the U.S. Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or, in the case of a Transferee, a Form W-81MY, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit F and a Form W-8BEN or, in the case of a Transferee, a Form W-8IMY, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the U.S. Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender within 10 Business Days of the request by the U.S. Borrower. Each Non-U.S. Lender shall promptly notify the U.S. Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). If any Non-U.S. Lender provides a Form W-8IMY, such Non-U.S. Lender must also attach the additional documentation that must be transmitted with the Form W-8IMY, including the appropriate forms described in this Section 2.13(e).

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or assign its rights and obligations hereunder to an Affiliate with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) or such Affiliate, as the case may be, to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16 Replacement of Lenders. The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder or (c) refuses to consent to any waiver or amendment with respect to any Loan Document that requires the approval of each Lender and that has been consented to by the Required Lenders, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default or Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall, within 30 days of the Company's request have taken no action under Section 2.15 that eliminates the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts (including accrued interest) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto as if it were prepaid on the date of such purchase, (vi) the replacement financial institution shall be reasonably satisfactory to each Issuing Lender and, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Company shall be obligated to pay the portion of the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.    LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrowers on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Available Commitments would be less than zero and, provided, further, that, if any Issuing Lender shall issue any Letter of Credit that results in the aggregate amount of the Available Commitments being less than zero without having received prior written confirmation from the Administrative Agent that the issuance of such Letter of Credit would not result in the aggregate amount of the Available Commitments being less than zero, the provisions of Section 3.4 shall be applicable to such Letter of Credit only to the extent of the portion thereof (the "Participated Portion") that, if such Letter of Credit had been issued in an amount equal to the Participated Portion, would not have resulted in the aggregate amount of the Available Commitment being less than zero and the portion of such Letter of Credit (and any related Reimbursement Obligations) that does not constitute the Participated Portion shall be subject and subordinate in right of payment and as to priority of the security provided by the Collateral to all other Obligations. Each Letter of Credit shall (i) be denominated in Dollars or Pounds Sterling and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof at the option of the applicable Borrower for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above), so long as the Issuing Lender of such Letter of Credit has the right to refuse to extend such Letter of Credit if at the time of such refusal the applicable Borrower would be unable to satisfy the conditions set forth in Section 5.2.

(b) No Issuing Lender shall at any time be obligated to issue (i) any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (ii) any Secured Letter of Credit on behalf of any Borrower if (x) the then Borrowing Base of such Borrower would be less than such Borrower's aggregate Secured L/C Obligations after giving effect to the issuance of such Secured Letter of Credit, (y) all cash and Eligible Securities constituting such Borrowing Base are not then held in a Collateral Account of such Borrower established pursuant to Section 4.02 of the Security Agreement or (z) the issuance of such Secured Letter of Credit would cause the Dollar Amount of the aggregate undrawn and unexpired face amount of Secured Letters of Credit issued for the account of all Borrowers hereunder to exceed $250,000,000. Prior to issuing any Secured Letter of Credit, the applicable Issuing Lender shall obtain confirmation from the Administrative Agent that the requirements imposed by clause (ii) of the preceding sentence shall be satisfied.

3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, indicating whether such Letter of Credit is to be a Secured Letter of Credit or an Unsecured Letter of Credit and otherwise completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request; provided that in no event shall any Issuing Lender other than Barclays Bank PLC and, with the consent of the Administrative Agent, one other Issuing Lender (and any of their respective Affiliates) issue any Letter of Credit denominated in Pounds Sterling. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and such Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The applicable Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the undrawn and unexpired face amount (calculated, in the case of any Letter of Credit denominated in Pounds Sterling, on the basis of the Exchange Rate in effect on the date payment of such fee is due) of each Letter of Credit issued on its behalf at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans. Such fees shall be payable quarterly in arrears on each Fee Payment Date after the issuance date. The Administrative Agent will promptly pay to the Lenders their pro rata shares of any amounts received from the Borrowers in respect of any such fees.

(b) The applicable Borrower shall pay to each Issuing Lender for its own account a fronting fee at a rate per annum as agreed between such Borrower and such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued on its behalf, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c) In addition to the foregoing fees, the applicable Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in such Issuing Lender's obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount in Dollars equal to such L/C Participant's Commitment Percentage of (i) the amount of such draft, or any part thereof, that is paid in Dollars and is not so reimbursed or (ii) the Dollar Equivalent, using the Exchange Rate at the time such draft is paid, of the amount of such draft, or any part thereof, that is paid in Pounds Sterling and is not so reimbursed. Each L/C Participant's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the applicable Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its prorata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) This Section 3.4 shall be subject to the provisions of the second proviso to the first sentence of Section 3.1(a).

3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that such Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that such Borrower receives such notice. Each such payment shall be made to the applicable Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds, and each such payment in respect of a draft paid as described in clause (a) of the first sentence of this Section shall be in an amount equal to (i) if such draft shall be paid in Dollars, the amount so paid or (ii) if such draft shall be paid in Pounds Sterling, the Dollar Equivalent thereof using the Exchange Rate at the time such draft is so paid. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.8(b) and (y) thereafter, Section 2.8(c).

3.6 Obligations Absolute. The Borrowers' obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrowers also agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers' Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrowers agree that any action taken or omitted by the applicable Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to any Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the applicable Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this

Agreement; provided that the total number of Issuing Lenders at any time shall not exceed four. Any Lender designated as an Issuing Lender pursuant to this Section 3.9 shall be deemed to be an "Issuing Lender" for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender.

3.10 Reporting. Unless the Administrative Agent otherwise agrees, each Issuing Lender will report in writing to the Administrative Agent (i) on the first Business Day of each week and on the second Business Day to occur after the last day of each March, June, September and December, and on such other dates as the Administrative Agent may reasonably request, the daily activity during the preceding week, calendar quarter or other period, as the case may be, with respect to Letters of Credit issued by it, including the aggregate outstanding L/C Obligations with respect to such Letters of Credit on each day during such week, quarter or other period, in such form and detail as shall be satisfactory to the Administrative Agent, (ii) on any Business Day on which the Borrower fails to pay any Reimbursement Obligation required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such Reimbursement Obligation and (iii) such other information with respect to Letters of Credit issued by such Issuing Lender as the Administrative Agent may reasonably request.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Extensions of Credit, the Company hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Conditions. The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2004, and the related consolidated statement of comprehensive income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG Audit Plc, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2005, and the related unaudited consolidated statements of comprehensive income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Contracts, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date of this Agreement there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (including but not limited to, the Bermuda Companies Law and Bermuda Insurance Law as applicable to the Company and each Subsidiary organized under the laws of Bermuda) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any Private Act.

4.4 Power; Authorization; Enforceable Obligations (a) Each Borrower has or will have the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder, and each Borrower has or will have taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Borrower which is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Borrower which is a party thereto, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) Under the laws of Bermuda in force at the date hereof, none of the Borrowers will be required to make any deduction or withholding from any payment it may make hereunder or under the Notes.

(c) Under the laws of Bermuda, the claims of the Collateral Agent and the Lenders against each Borrower under this Agreement and the Notes will rank at least pari passu with the claims of all its other unsecured creditors, except creditors whose claims are preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors' rights.

(d) In any proceedings taken in Bermuda in relation to this Agreement, the choice of New York law as the governing law of this Agreement, and any judgment obtained in the United States, will be recognized and enforced (other than a judgment for a sum payable in respect of taxes or other charges of a like nature, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 of Bermuda).

(e) Under the laws of Bermuda it is not necessary that this Agreement, the Notes or any other Loan Document be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation with this Agreement, the Notes or such other Loan Document.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and except, in the case of Contractual Obligations, to the extent that the failure of any of the statements in this Section 4.5 to be accurate could not reasonably be expected to have a Material Adverse Effect).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or, to the knowledge of any Borrower, threatened, by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Company and each Material Subsidiary has good title to, or a valid leasehold interest in all its real and personal property material to its business except for minor defects in title that could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien not permitted by Section 7.6.

4.9 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); no material tax Lien has been filed, and, to the knowledge of any Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.11 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. None of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.12 Investment Company Act. No Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

4.13 Subsidiaries. Schedule 4.13 sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Borrower, and such Schedule indicates each Subsidiary Borrower as of such date.

4.14 Use of Proceeds. The proceeds of the Extensions of Credit shall be used (i) to provide funding for the Insurance Subsidiaries of the Company; (ii) to finance the working capital needs of the Company and its Subsidiaries and (iii) for general corporate purposes of the Company and its Subsidiaries.

4.15 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) none of the Group Members has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(b) none of the Group Members has become subject to liability under any Environmental Law;

(c) none of the Group Members has received notice of any claim with respect to any liability under any Environmental Law;

(d) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain any Hazardous Materials in amounts or concentrations or under circumstances that could reasonably be expected to give rise to liability under any Environmental Law; and

(e) Hazardous Materials have not been transported or disposed by any Group Member in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Law.

4.16 Accuracy of Information, etc. To the best of the Company's knowledge, the Confidential Information Memorandum, taken as a whole, is correct in all material respects as of the date thereof and does not, as of the date thereof, contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein (taken as a whole) not misleading as of such date in light of the circumstances under which they made; provided, however, that this representation does not extend to (i) any projections and other forward looking statements contained in the Confidential Information Memorandum (the "Projections") and (ii) information in the Confidential Information Memorandum which is referenced to a specific source or derived from public or other sources. The Projections contained in the Confidential Information Memorandum have been prepared in good faith based upon assumptions reasonably believed by the Company to be reasonable at the time of preparation, it being understood, and the Administrative Agent and each Lender understands that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Company and there can be no assurances that such Projections will be realized.

No written statement or information delivered by any Borrower to the Administrative Agent, the Collateral Agent or the Lenders contained in this Agreement or any other Loan Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein (taken as a whole) not misleading as of the date of such statement or information in light of the circumstances under which they were provided.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule 1.1, and (ii) each Security Document, executed and delivered by each Borrower.

(b) Fees. The Lenders, the Administrative Agent and the Collateral Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Closing Date.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Company, dated the Closing Date, substantially in the form of Exhibit C-1 and a certificate of each other Borrower, dated the Closing Date, substantially in the form of Exhibit C-2, in each case, with appropriate insertions and attachments, including the Memorandum of Association, Articles of Incorporation or other organizational documents for each Borrower certified by the appropriate Governmental Authority of Bermuda, in the case of the Company, and by the appropriate Governmental Authority of the relevant jurisdiction of organization, in the case of each other Borrower, and By-laws (or equivalent) for each Borrower and (ii) a certificate of compliance/good standing for each Borrower from its jurisdiction of organization.

(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York counsel to the Company and its Subsidiaries, substantially in the form of Exhibit E-1;

(ii) the legal opinion of Appleby, Spurling & Hunter counsel to the Company, substantially in the form of Exhibit E-2; and

(iii) the legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent, the Collateral Agent and the Lenders, substantially in the form of Exhibit E-3.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e) Uniform Commercial Code Financing Statements All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

(f) Termination of Terminating Credit Agreements. The Administrative Agent shall have received a certificate of a duly authorized officer of the Company stating that the commitments of the lenders parties to the Terminating Credit Agreements to make loans thereunder shall have been terminated, and all outstanding loans made pursuant to the Terminating Credit Agreements and all other obligations of the Borrowers thereunder shall have been paid in full.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c) Company Guarantee. The obligations of the Company under Section 10 in respect of the Obligations of any other Borrower to or on behalf of which such Extension of Credit is to be made shall remain in full force and effect.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such Extension of Credit that the conditions contained in this Section 5.2 have been satisfied.

5.3 Conditions for Additional Subsidiary Borrowers. Any Material Subsidiary set forth in a written notification thereof delivered by the Company to the Administrative Agent shall become a Subsidiary Borrower on the date that the following conditions precedent shall have been satisfied:

(a) Counterparts. The Administrative Agent shall have received a Subsidiary Borrower Agreement duly executed by such Subsidiary Borrower substantially in the form of Exhibit J.

(b) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of such Subsidiary Borrower substantially in the form of Exhibit C-2, with appropriate insertions and attachments, including the Memorandum of Association, Articles of Incorporation or other organizational documents for such Subsidiary Borrower certified by the appropriate Governmental Authority of such Subsidiary Borrower's relevant jurisdiction of organization and the By-laws (or equivalent) for such Subsidiary Borrower and (ii) a certificate of compliance/good standing for such Subsidiary Borrower from its jurisdiction of organization.

(c) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of counsel to each Subsidiary Borrower. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(d) USA Patriot Act. For purposes of compliance with the Patriot Act, the Administrative Agent and each Lender shall have received from the Company the following information with respect to such Material Subsidiary at least five Business Days prior to its becoming a Subsidiary Borrower, in the case of any Material Subsidiary that is both a Wholly Owned Subsidiary and a Domestic Subsidiary, and at least ten Business Days prior to its becoming a Subsidiary Borrower, in the case of any other Subsidiary: (i) its full legal name; (ii) the address of its principal place of business; and (iii) if such Material Subsidiary is a Domestic Subsidiary, its United States tax identification number.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year certified by KPMG Audit Plc or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of comprehensive income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP. Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet; or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (d), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company with the provisions of Section 7.1 and Section 7.9 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be;

(b) within 45 days after the end of each fiscal quarter of the Company, a narrative discussion and analysis of the consolidated financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year (it being understood that the delivery of the management's discussion and analysis of the Form 10-Q containing the financial statements delivered financial statements delivered pursuant to Section 6.1 shall satisfy the requirement of this Section 6.2(b));

(c) within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company files with the SEC; and

(d) promptly, such additional financial and other information regarding the business, operations and financial conditions of the Company or any of its Subsidiaries as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to pay, discharge or satisfy would not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect the organizational existence of the Company, each Material Subsidiary and each Insurance Subsidiary and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all required insurance licenses of each Material Subsidiary, except, in each case, as otherwise permitted by Section 7.3 and except, in the case of each of clauses (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of the Company, each Material Subsidiary and each Insurance Subsidiary in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all the property of the Company, each Material Subsidiary and each Insurance Subsidiary in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep such books of records and account as are necessary to permit the Company and its Subsidiaries to prepare financial statements that are in conformity with GAAP and that are in compliance with all Requirements of Law relating to the maintenance of financial records (except, in the case of such Requirements of Law, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect) and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, comply with all applicable Environmental Laws.

6.9 Hybrid Capital. Promptly give notice to the Administrative Agent to the extent any instrument issued by the Company that was previously classified in whole or in part as Hybrid Capital ceases to be classified (in whole or in such part) as "hybrid equity" by S&P.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Company to exceed 35%.

(b) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as at any date to be less than the sum of (i) $1,106,175,000, (ii) 50% of Consolidated Net Income during the period from January 1, 2005 to and including such date and (iii) 50% of the aggregate Net Cash Proceeds of all issuances by the Company of shares of its Capital Stock during the period from January 1, 2005 to and including such date.

7.2 Indebtedness. (a) With respect to the Company, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for the Obligations and, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Indebtedness which is either pari passu in right of payment with, or subordinated in right of payment to, the Obligations.

(b) With respect to any Subsidiary of the Company, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:

(i) Indebtedness of any Borrower pursuant to any Loan Document;

(ii)Indebtedness of any Group Member to any other Group Member incurred in the ordinary course of business;

(iii) Guarantee Obligations incurred in the ordinary course of business by any Group Member of obligations of any other Group Member;

(iv) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(b)(iv) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, except by an amount equal to any existing commitments unutilized thereunder);

(v) Indebtedness (including, without limitation, Capital Lease Obligations) incurred in the ordinary course of business and secured by Liens permitted by Section 7.6(h) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(vi) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Subsidiary in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a "market view";

(vii)Indebtedness for letters of credit which have been issued on behalf of any Insurance Subsidiary to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business;

(viii) Indebtedness of any Subsidiary incurred under securities lending arrangements entered into in the ordinary course of business; and

(ix) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Indebtedness incurred in the ordinary course of business not otherwise permitted under this Section 7.2(b) in an aggregate principal amount (for all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

7.3 Disposition of Property Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

(a) transactions in the ordinary course of business involving current assets or other assets classified in the Company's balance sheet as available for sale or trading (as defined in FAS 115), including the disposition in the ordinary course of business of any assets in its investment portfolio;

(b) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(c) the sale of inventory in the ordinary course of business;

(d) the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Company or any of its Subsidiaries;

(e) the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(f) the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;

(g) the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Company or any of its Subsidiaries;

(h) dividends not prohibited by Section 7.4;

(i) any ceding of insurance or reinsurance in the ordinary course of business;

(j) Dispositions permitted by Section 7.10(d)(i);

(k) the sale or issuance of any Subsidiary's Capital Stock to any Borrower; and

(l) Dispositions of other property during any fiscal year of the Company having an aggregate fair market value not to exceed 10% of the consolidated assets of the Company and its Subsidiaries as of the last day of the prior fiscal year of the Company.

7.4 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, "Restricted Payments"), except that (a) any Subsidiary may make Restricted Payments to any Group Member and (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments.

7.5 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) investments in securities lending arrangements entered into in the ordinary course of business;

(d) Guarantee Obligations permitted by Section 7.2;

(e) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(f) intercompany Investments by any Group Member in any other Group Member;

(g) acquisitions of all or substantially all of the Capital Stock or assets of another Person so long as at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom;

(h) (i) Investments by Insurance Subsidiaries in the ordinary course of business and (ii) Investments by the Company and its Subsidiaries that are not Insurance Subsidiaries in Investments that, if made by an Insurance Subsidiary, would be permitted by clause (i) immediately preceding; and

(i) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $25,000,000 during the term of this Agreement.

7.6 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens on assets of any Insurance Subsidiary pledged as collateral for Indebtedness of such Insurance Subsidiary incurred under Section 7.2(b)(vii);

(f) Liens on assets of any Insurance Subsidiary created to secure obligations of such Insurance Subsidiary under insurance and reinsurance policies;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(h) Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to Section 7.2(a) or Section 7.2(b)(v) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the aggregate amount of Indebtedness secured thereby is not increased;

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens (including Liens in favor of the Custodian with respect to the Collateral Accounts) on cash and securities of any Group Member incurred as part of the management of its investment portfolio in accordance with customary portfolio management practice and not in violation of its investment policy as in effect on the date of this Agreement; provided, however, that, with respect to the Collateral Accounts, such Liens shall be permitted only to the extent that the Custodian has agreed to subordinate such Liens as provided in the Account Control Agreement;

(l) Liens existing on the date hereof and listed on Schedule 7.6;

(m) Liens arising in the ordinary course of business on operating accounts maintained by any Group Member in the ordinary course of business securing obligations (other than Indebtedness) arising in the ordinary course of business in favor of the banks in which such operating accounts are maintained;

(n) attachments, judgments and similar Liens for sums not exceeding $20,000,000 in the aggregate (excluding any portion thereof covered by insurance as to which the relevant insurance company has acknowledged coverage);

(o) attachments, judgments and similar Liens for sums of $20,000,000 or more (excluding any portion thereof which is covered by insurance as to which the relevant insurance company has acknowledged coverage), provided that the execution or other enforcement of such Liens is stayed and fully bonded pending appeal;

(p) any Lien existing on property acquired in connection with an Investment made in connection with Section 7.5, provided that such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(q) restrictions and similar encumbrances created pursuant to Requirements of Law upon the sale or transferability of the Capital Stock of any Insurance Subsidiary and the exercise of any right to control any such Insurance Subsidiary

(r) Liens securing Swap Contracts of any Subsidiary of the Company; and

(s) any extension, renewal or replacement of any Lien permitted by the preceding subparagraphs of this Section 7.6, provided that no additional property (other than a substitution of like property) shall be encumbered thereby and no additional Indebtedness shall be secured thereby unless such additional Indebtedness on such property would have been permitted in connection with the original creation, incurrence or assumption of such Lien.

7.7 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.8 Business. Enter into any business, either directly or through any Subsidiary, except for insurance, reinsurance or insurance-related businesses.

7.9 Rating. Permit at any time the rating of any Relevant Subsidiary to fall below AM Best financial strength rating B++ or S&P financial strength rating A–. For purposes herein, a "Relevant Subsidiary" is any Insurance Subsidiary the total consolidated assets or total consolidated revenues of which and its Subsidiaries exceed 10% of the total consolidated assets or gross consolidated revenues, respectively, of the Company and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed fiscal quarter of the Company for which financial statements shall have been delivered to the Lenders as required herein.

7.10 Consolidations, Amalgamations, Mergers and Liquidations. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except for (a) the merger or consolidation of any Subsidiary of the Company with or into the Company (provided that the Company shall be the continuing or surviving corporation); (b) the merger or consolidation by any Borrower with or into any other Borrower; (c) the merger or consolidation of any Subsidiary of the Company which is not a Borrower with or into any other Subsidiary of the Company which is not a Borrower or with or into any Borrower (provided that the Borrower is the surviving corporation); (d) the Disposition by any Subsidiary of the Company of any or all of its assets (i) to any Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.3; and (e) the merger or consolidation by any Person (other than as set forth above) with or into the Company or any other Borrower (provided that the Company or such Borrower is the continuing or surviving corporation) so long as at the time of such merger or consolidation and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Borrower shall default in the observance or performance of any agreement contained in Section 2.5(b), Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

(f)(i) the Company or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause

(i), (ii), or (iii) above; or (v) the Company or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h) the Security Agreement shall cease, for any reason, to be in full force and effect or any Borrower shall so assert; or

(i) a Change of Control shall occur; or

(j)(i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall direct the Collateral Agent to exercise in respect of the Collateral, the rights and remedies under the Security Documents, subject to the provisions of Section 9.5(b) below. With respect to each Letter of Credit issued on behalf of any Borrower with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, such Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in the currency in which such Letter of Credit is denominated equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in each such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all Letters of Credit issued on behalf of such Borrower shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of such Borrower hereunder and under the other Loan Documents. After all Letters of Credit of such Borrower shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of such Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to such Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and the Collateral Agent as the agent of such Lender and the Administrative Agent under the Security Agreement, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, as the case may be, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, as applicable, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, as applicable, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

The Administrative Agent and each Lender understand and agree that all Liens created by the Security Agreement on the Collateral have been created in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, that all rights to take remedial action with respect to the Collateral under the Security Agreement have been granted to the Collateral Agent and that neither the Administrative Agent nor any Lender has the right to take any such remedial action with respect to the Collateral other than through the Collateral Agent.

9.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.

9.4 Reliance (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit,

letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

(b) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Security Document unless it shall first receive the direction of the Administrative Agent under Section 8 or such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Security Agreement at the direction of the Administrative Agent under Section 8 or in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. (a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

(b) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from the Administrative Agent, a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Collateral Agent shall take action with respect to such Default or Event of Default as shall be reasonably directed by the Administrative Agent under Section 8, or by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Borrower or any affiliate of a Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any affiliate of a Borrower that may come into the possession of the Administrative Agent or the Collateral Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. (a) The Lenders agree to indemnify each Agent (other than the Collateral Agent) in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(b) The Lenders agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so), ratably according to the respective percentages which (i) the Aggregate Exposure of each Lender constitutes of (ii) the Aggregate Exposure of all Lenders in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent and Collateral Agent. (a) The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders under this Agreement appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) The Collateral Agent may resign as Collateral Agent upon 30 days' notice to the Lenders and the Company. If the Collateral Agent shall resign as Collateral Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor collateral agent, which successor collateral agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent effective upon such appointment and approval, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor collateral agent has accepted appointment as Collateral Agent by the date that is 30 days following a retiring Collateral Agent's notice of resignation, the retiring Collateral Agent (after consultation with the Company) may appoint a financial institution rated at least 'A' by S&P or 'A' by Moody's, as a successor collateral agent, whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent and the term "Collateral Agent" shall mean such successor collateral agent effective upon such appointment, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former

Collateral Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Collateral Agent's resignation as Collateral Agent the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.

9.10 Security Document Matters. The Agents, the Lenders, the Issuing Lenders and the Custodian expressly acknowledge and agree that the Security Documents may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other such Person shall have any right individually to seek to enforce or to enforce the Security Documents or to realize upon the security to be granted thereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of such Persons upon the terms of the Security Documents.

9.11 Other Agents. Neither the Co-Syndication Agents nor the Co-Documentation Agents shall have any duties or responsibilities hereunder in their capacities as such.

SECTION 10. GUARANTEE

10.1 Guarantee. (a) To induce the Lenders to execute and deliver this Agreement and to make the Loan and issue or participate in the Letters of Credit, and in consideration thereof, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Company further agrees to pay the expenses which may be paid or incurred by the Administrative Agent or the Lenders in collecting any or all of the Obligations and/or enforcing any rights under this Section 10.1 or under the Obligations in accordance with this Section 10.1. The guarantee contained in this Section 10.1 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and the successors and assigns thereof, and shall inure to the benefit of the Lenders and their successors and permitted assigns, until the Obligations shall have been satisfied in full and the Loans shall be terminated.

(b) Anything herein to the contrary notwithstanding, the maximum liability of the Company hereunder shall in no event exceed the amount which can be guaranteed by the Company under applicable federal and state laws relating to the insolvency of debtors.

(c) The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations and the obligations of the Company under the guarantee contained in this Section 10 shall have been satisfied by payment in full, all Letters of Credit shall have expired or been terminated and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations.

(d) No payment made by any Borrower, the Company or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, the Company or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Obligations or any payment received or collected from the Company in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full and the Commitments are terminated.

10.2 No Subrogation. Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Borrower in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by any Borrower on account of the Obligations are paid in full, and Letters of Credit shall have expired or been terminated and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

10.3 Amendments, etc. with respect to the Obligations. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the Notes and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

10.4 Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrowers and the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or the Company with respect to the Obligations. The Company understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any Note, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or the Company) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Company under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

10.5 Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or the Company or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.6 Payments. The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable currency at the Funding Office.

10.7 Independent Obligations. The obligations of the Company under the guarantee contained in this Section 10 are independent of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against the Company whether or not any Borrower is joined in any such action or actions. The Company waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Borrower which is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent or, as the case may be, the Collateral Agent, and each Borrower which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Agents or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Loan Documents, release the Company from any of its obligations under Section 10 with respect to any Borrower which has any then outstanding Obligations, amend, modify or waive any provision of Section 5.2(c), or release all or substantially all of the Collateral (other than when permitted under the Loan Documents) or release all or substantially all of the Borrowers from their obligations under the Security Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 11.7 without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.11(a) or (b) without the written consent of each Lender adversely affected, in relation to any other Lender, thereby; (vi) amend, modify or waive any provision of

Section 9 without the written consent of the Administrative Agent and the Collateral Agent; or (vii) amend, modify or waive any provision of Section 3 in any manner that is adverse to the interests of any Issuing Lender without the written consent of such Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Issuing Lenders and the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Company or any Borrower:	Aspen Insurance Holdings Limited Victoria Hall 11 Victoria Street Hamilton HM 11 Bermuda

Attention: Julian Cusack Telecopy: 441-297-9715 Telephone: 441-295-8201

Administrative Agent:	Barclays Bank PLC 200 Park Avenue Fourth Floor New York, New York 10166
Attention: David Barton
Telecopy: 212-412-7511
Telephone: 212-412-7693

with a copy to:	Barclays Capital Services LLC 200 Cedar Knolls Road Whippany, New Jersey 07891
Attention: May Wong
Telecopy: 973-576-3014
Telephone: 973-576-3251

Collateral Agent:	The Bank of New York 101 Barclay Street, 8E New York, New York 10286
Attention: Glenn G. McKeever Vice President Corporate Trust/ Dealing & Trading

Telecopy: 212-815-2830/2850
Telephone: 212-635-2912

with a copy to:	The Bank of New York 101 Barclay Street, 8E New York, New York 10286
Attention: Darrel Thompson
Telecopy: 212-815-2850
Telephone: 212-815-2886

provided that any notice, request or demand to or upon the Company, the Administrative Agent, the Collateral Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single counsel to the Administrative Agent and the Collateral Agent and such other special or local counsel as the Administrative Agent may deem reasonably necessary and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and the Collateral Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of a single counsel to the Administrative Agent, the Collateral Agent and the Lenders (including the allocated fees and expenses of in-house counsel) and such other special or local counsel as the Administrative Agent may deem reasonably necessary to each Lender and of counsel to the Administrative Agent and the Collateral Agent, (c) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and the Collateral Agent and their respective officers, directors, employees, affiliates and agents (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties (provided that such liability was incurred during such time as a Group Member controlled such Properties) and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution from any Indemnitee or any other rights of recovery from any Indemnitee with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor and shall be accompanied by a statement setting forth in reasonable detail the source of such Indemnified Liability and the amount claimed thereunder. Statements payable by the Company pursuant to this Section 11.5 shall be submitted to Julian Cusack (Telephone No. 441-297-9715) (Telecopy No. 441-295-8201), at the address of the Company set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (none of which may be a Borrower) (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment (1) to a Lender, an affiliate of a Lender or an Approved Fund (as defined below) or (2) if an Event of Default has occurred and is continuing;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Lenders.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.6, the term "Approved Fund" has the following meaning:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant shall be subject to Section 11.7 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto and, provided, further, that nothing in this paragraph (d) shall be deemed to limit in any way the application of Section 11.6(b) to any assignment of the rights or obligations of such Lender under this Agreement resulting from a foreclosure of any such pledge or security interest.

(e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

11.7 Adjustments. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a "Benefitted Lender") shall receive any payment of all or part of the Obligations owing to it (whether directly from the Borrower, indirectly as a result of payment under the guarantee provided for in Section 10 or from the proceeds of the exercise of any remedies with respect to the Collateral pursuant to the Security Documents or otherwise), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

11.8 Set-off. Upon the occurrence and continuation of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower, as the case may be, or of the Company. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

11.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE CHOICE OF GOVERNING LAW HAS BEEN MADE PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11.13 Submission To Jurisdiction; Waivers. Each Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.14 Releases of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Company having the effect of releasing any Collateral (i) to the extent permitted by the Security Agreement or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as all Letters of Credit shall have expired, been terminated or been fully cash collateralized pursuant to Section 8 and the Commitments have been terminated and no Default or Event of Default has occurred and is continuing, the Collateral (other than any such cash collateral) shall cease to secure the Obligations, the Collateral (other than any such cash collateral) shall be released from the Liens created by the Security Agreement, and the Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Borrower under the Security Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent, the Collateral Agent or any Lender pursuant to or in connection with this Agreement (the "Information"); provided that nothing herein shall prevent the Administrative Agent, the Collateral Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, the Collateral Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such parties agree to comply with the provisions of this Section, (d) upon the request or demand of any Governmental Authority, provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by law, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, requests confidential treatment of such Information to the extent permitted by law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that (1) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, provides the Company with notice of such event promptly upon obtaining knowledge thereof (provided that the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is not legally prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy and (2) in the event that such protective order or other remedy is not obtained, the Administrative Agent, the Collateral Agent or any Lender, as the case may be, shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature, (g) that has been publicly disclosed other than as a result of (1) disclosure by the Administrative Agent, the Collateral Agent or any Lender in violation of this Agreement or (2) becoming available from a third party which to the knowledge of the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is prohibited from disclosing such information pursuant to a contractual, legal or fiduciary obligation to the Company or a third party, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such Information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

11.16 Several Obligations of Borrowers; Company as Agent of Borrowers. (a) The Obligations of each Borrower shall be several in nature.

(b) Each Borrower irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgement, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each other Borrower.

11.17 Termination of Terminating Credit Agreements The parties hereto (comprising certain of the parties to the Terminating Credit Agreements) agree that, on the Closing Date, the Terminating Credit Agreements shall terminate without further action by any party thereto, any requirement to give notice of termination pursuant to the Terminating Credit Agreements shall be waived, and any loans outstanding pursuant to the Terminating Credit Agreements and other amounts payable pursuant to the Terminating Credit Agreements shall be due and payable on such date.

11.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.19 USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each such Borrower and other information that will allow such Lender to identify each such Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ASPEN INSURANCE HOLDINGS LIMITED, as a Borrower
By:	/s/ JULIAN CUSACK
Name: JULIAN CUSACK
Title: CHIEF FINANCIAL OFFICER

Signature Page to 5-Year Credit Agreement

ASPEN INSURANCE LIMITED, as a Borrower
By:	/s/ JULIAN CUSACK
Name: JULIAN CUSACK
Title: CHIEF EXECUTIVE OFFICER

Signature Page to 5-Year Credit Agreement

ASPEN INSURANCE UK LIMITED, as a Borrower
By:	/s/ SARAH DAVIES
Name: SARAH DAVIES
Title: DIRECTOR

Signature Page to 5-Year Credit Agreement

ASPEN (UK) HOLDINGS LIMITED, as a Borrower
By:	/s/ SARAH DAVIES
Name: SARAH DAVIES
Title: DIRECTOR

Signature Page to 5-Year Credit Agreement

ASPEN SPECIALTY INSURANCE COMPANY, as a Borrower
By:	/s/ CHRIS MACIEJEWSKI
Name: CHRIS MACIEJEWSKI
Title: PRESIDENT AND CHIEF UNDERWRITING OFFICER

Signature Page to 5-Year Credit Agreement

ASPEN U.S. HOLDINGS, INC. as a Borrower
By:	/s/ JULIAN CUSACK
Name: JULIAN CUSACK
Title: CHAIRMAN AND CHIEF FINANCIAL OFFICER

Signature Page to 5-Year Credit Agreement

BARCLAYS BANK PLC, as Administrative Agent and a Lender
By:	/s/ JONATHAN BURN
Name: JONATHAN BURN
Title: DIRECTOR

Signature Page to 5-Year Credit Agreement

BANK OF AMERICA, N.A., as a Co-Syndication Agent and a Lender
By:	/s/ TIMOTHY CASSIDY
Name: TIMOTHY CASSIDY
Title: VICE PRESIDENT

Signature Page to 5-Year Credit Agreement

CALYON, NEW YORK BRANCH, as a Co-Syndication Agent and a Lender
By:	/s/ SEBASTIAN ROCCO
Name: SEBASTIAN ROCCO
Title: MANAGING DIRECTOR
By:	/s/ PETER RASMUSSEN
Name: PETER RASMUSSEN
Title: MANAGING DIRECTOR

Signature Page to 5-Year Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Co-Documentation Agent and a Lender
By:	/s/ JAY CHALL
Name: JAY CHALL
Title: DIRECTOR
By:	/s/ KARIM BLASETTI
Name: KARIM BLASETTI
Title: ASSOCIATE

Signature Page to 5-Year Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Co-Documentation Agent and a Lender
By:	/s/ RUTH LEUNG
Name: RUTH LEUNG
Title: DIRECTOR
By:	/s/ JOHN S. MCGILL
Name: JOHN S. MCGILL
Title: DIRECTOR

Signature Page to 5-Year Credit Agreement

ABN AMRO BANK N.V., as a Lender
By:	/s/ NEIL R. STEIN
Name: NEIL R. STEIN
Title: DIRECTOR
By:	/s/ MICHAEL DEMARCO
Name: MICHAEL DEMARCO
Title: ASSISTANT VICE PRESIDENT

Signature Page to 5-Year Credit Agreement

CITIBANK, NA, as a Lender
By:	/s/ MICHAEL A. TAYLOR
Name: MICHAEL A. TAYLOR
Title: MANAGING DIRECTOR

Signature Page to 5-Year Credit Agreement

THE BANK OF NEW YORK, as a Lender
By:	/s/ DAVID TRICK
Name: DAVID TRICK
Title: VICE PRESIDENT

Signature Page to 5-Year Credit Agreement

THE BANK OF N. T. BUTTERFIELD & SON LIMITED, as a Lender
By:	/s/ ALAN DAY
Name: ALAN DAY
Title: VICE PRESIDENT

Signature Page to 5-Year Credit Agreement

HSBC BANK, USA, N.A., as a Lender
By:	/s/ DENNIS COGAN
Name: DENNIS COGAN
Title: SENIOR VICE PRESIDENT

Signature Page to 5-Year Credit Agreement

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ WILFRED V. SAINT
Name: WILFRED V. SAINT
Title: DIRECTOR
By:	/s/ JOCELIN FERNANDES
Name: JOCELIN FERNANDES
Title: ASSOCIATE DIRECTOR

Signature Page to 5-Year Credit Agreement

ANNEX A

PRICING GRID

Consolidated Leverage Ratio	Commitment Fee Rate (bps)	Applicable Margin (bps)	Utilization Fee Rate (bps)
Less than or equal to 20%	10.0	45.0	10.0
Less than or equal to 25% but greater than 20%	12.5	55.0	10.0
Greater than 25%	15.0	75.0	10.0

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three Business Days after the date on which financial statements are delivered to the Administrative Agent and each Lender pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

Notwithstanding the foregoing, the Applicable Margin to be utilized in determining the letter of credit fee payable by any Borrower for any day in accordance with the first sentence of Section 3.3(a) on the face amount of its Secured Letters of Credit shall be determined in accordance with the procedures described in the preceding paragraph using the table set forth below.

Consolidated Leverage Ratio	Applicable Margin (bps)
Less than or equal to 20%	32.5
Less than or equal to 25% but greater than 20%	40.0
Greater than 25%	50.0

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment
Barclays Bank PLC	$50,000,000
Bank of America, N.A.	42,500,000
Calyon, New York Branch	42,500,000
Credit Suisse, Cayman Islands Branch	42,500,000
Deutsche Bank AG, New York Branch	42,500,000
ABN AMRO Bank N.V.	35,000,000
Citibank, NA	35,000,000
The Bank of New York	35,000,000
The Bank of N.T. Butterfield & Son Limited	25,000,000
HSBC Bank, USA, N.A.	25,000,000
UBS Loan Finance LLC	25,000,000
TOTAL	$400,000,000

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

1.	Registration of the Pledge and Security Agreement with the Registrar of Companies in Bermuda, which registration is being performed by Appleby Spurling Hunter, Bermuda counsel to the Company, and will be completed upon the filing of an executed original copy of the document.

2.	UCC-1 financing statements and continuation statements may be filed to evidence the pledge of collateral by the Borrowers pursuant to the Pledge Agreement.

SCHEDULE 4.13

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation	Capital Stock Owned	Subsidiary Borrower
Aspen Insurance Limited	Bermuda	100% owned by Aspen Insurance Holdings Limited	Yes
Aspen (UK) Holdings Limited	England and Wales	100% owned by Aspen Insurance Holdings Limited	Yes
Aspen Insurance UK Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited	Yes
Aspen Insurance UK Services Limited	England and Wales	100% owned by Aspen (UK) Holdings Limited	No
Aspen U.S. Holdings, Inc.	U.S. – Delaware	100% owned by Aspen (UK) Holdings Limited	Yes
AIUK Trustees Limited	England and Wales	100% owned by Aspen Insurance UK Services Limited	No
Aspen Specialty Insurance Company	U.S. – North Dakota	100% owned by Aspen U.S. Holdings, Inc.	Yes
Aspen Specialty Insurance Management, Inc.	U.S. – Massachusetts	100% owned by Aspen U.S. Holdings, Inc.	No
Aspen Insurance U.S. Services Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.	No
Aspen Re America, Inc.	U.S. – Delaware	100% owned by Aspen U.S. Holdings, Inc.	No

SCHEDULE 7.2(b)(iv)

INDEBTEDNESS

1. Letters of Credit pursuant to Barclays facility – Pursuant to the terms of an existing letter of credit facility (which was renewed on July 4, 2005) between Aspen Insurance UK Limited ("AIUK") and Barclays Bank PLC ("Barclays"), Barclays provides £60,000,000 for the issuance of letters of credit. As of June 30, 2005, letters of credit in the aggregate amount of £47,400,000 and $135,000 were issued and outstanding pursuant to the facility. Except for the letter of credit issued in an amount of $125,000 for the benefit of Brandywine Greentree V, LLC ("Brandywine") issued in support of certain payment obligations of Aspen Insurance U.S. Services Inc. ("AIUSSI") under the Lease Agreement entered into between AIUSSI and Brandywine as of December 1, 2003, the other currently outstanding letters of credit under this facility are issued to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business.

2. Standby Letter of Credit facility – Barclays facility, dated July 4, 2005, in an amount of $125,000 to Aspen Insurance U.S. Services Inc.

3. Barclaycard Facility – facility (which was renewed on July 4, 2005) in an amount of up to £500,000 provided by Barclays to AIUK to be used for employee expense reimbursement.

4. Barclays Bankers Automated Clearing Systems (BACS) Facility – short-term overdraft facility (which was renewed on July 4, 2005) in an amount of £900,000 provided by Barclays to AIUK.

5. Barclays Spot and Forward Exchange Transactions (SFET) Facility – the SFET facility (which was renewed on July 4, 2005) covers an amount of up to $150,000,000 provided by Barclays to Aspen Insurance Holdings Limited. The facility is for the forward purchase or sale of foreign currencies for delivery at a future date and spot purchase or sale of foreign currencies. The amount of $150,000,000 represents the aggregate of all deals and/or contracts, including spot transactions, where Barclays is required to irrevocably pay away funds prior to receiving firm confirmation of incoming cover.

6. AFTS Daylight Overdraft Facility – intra day facility (which was renewed on July 4, 2005) for outward payments up to £250,000.

7. AFTS Settlement Risk Limit – inter day facility (which was renewed on July 4, 2005) for outward payments up to £250,000.

8. Letters of Credit pursuant to Citibank Facilities – AIUK is currently party to two separate letter of credit facilities with Citibank, N.A. ("Citibank"), the London Market Letter of Credit Scheme and the Insurance Letters of Credit Master Agreement, each entered into as of November 13, 2002. As of June 30, 2005, letters of credit in an aggregate amount of approximately $52,665,000 have been issued and are outstanding pursuant to the London Market Letter of Credit Scheme. Except for a letter of credit issued in an amount of $75,000 for the benefit of the Internal Revenue Service, the remaining letters of credit are issued to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business.

SCHEDULE 7.6

EXISTING LIENS

1. Charge created in favor of Barclays Bank PLC ("Barclays") pursuant to Memorandum of Deposit and Charge, made as of July 22, 2002, between Aspen Insurance UK Limited (formerly Wellington Reinsurance Limited) ("AIUK") and Barclays to secure all obligations of AIUK due and owing to Barclays under Items 1 and 2 of Schedule 7.2(b)(iv). The property charged includes all Barclays Global Investors Fund securities in the possession of Barclays which are now or may from time to time be deposited with Barclays or its trustees or nominee by AIUK or on its behalf (the "Securities"), any securities transferred by AIUK in substitution for or in addition to such Securities and any bonus stock or shares or other new securities of a similar nature which may be issued in respect of any of the Securities and all dividends and interest and all rights, moneys or property accruing or offered at any time by way of redemption, bonus, preference, option or otherwise in respect of the Securities and all rights, claims and privileges for the time being vested in AIUK in respect of any Securities (including, without limitation, any rights or claims in relation to Securities held or deposited in any securities clearing system in any part of the world).

2. Charge created in favor of Citibank, N.A. ("Citibank") pursuant to the Deposit Agreement, dated November 13, 2002 (the "Deposit Agreement"), between AIUK and Citibank to secure all obligations under any agreement to establish a letter of credit or similar instruments or on any other account whatsoever. The charged property includes all monies standing to the credit of the accounts described in the Deposit Agreement.

3. Charge created in favor of Citibank pursuant to the Security Agreement, dated November 13, 2002, between AIUK and Citibank to secure all obligations under any custodial services agreement in place between Citibank and AIUK pursuant to which Citibank arranges for letters of credit or similar instruments or on any other account of AIUK at Citibank. The charged property includes all securities held by or under the control or direction of Citibank, all securities held by any clearance system on behalf of or for the account of Citibank, all rights, benefits and proceeds attaching to, or arising from, or in respect of, any of the securities, all sums of money standing to the credit of any account opened or maintained by Citibank for AIUK and all sums of money standing to the credit of any account opened or maintained by any clearance system for AIUK under the direction or control of Citibank.

4. Lien created in favor of Citibank pursuant to the Custody Agreement, dated as of November 1, 2002 (the "Custody Agreement"), between AIUK and Citibank as security for all liabilities of AIUK to Citibank under the Custody Agreement. Lien covers all financial assets (other than cash or cash equivalents) held by Citibank pursuant to the terms of the Custody Agreement.